EXHIBIT (23)

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement Number 333-78201 on Form S-8 dated May 7, 1999, Registration Statement Number 33-55662 on Form S-8 dated December 11, 1992, Registration Statement Number 33-32240 on Form S-8 dated November 20, 1989 and to the related prospectus for each of the registration statements of our report dated January 28, 2003, with respect to the consolidated financial statements of Stryker Corporation and subsidiaries included in the Annual Report (Form 10-K) for the year ended December 31, 2002.

/s/ ERNST & YOUNG LLP

Grand Rapids, Michigan
March 14, 2003